Exhibit 99.1

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2025

	As Filed	Pro Forma Adjustment		Pro Forma
ASSETS
Current assets:
Cash	$2,022,180	$11,754,165	(1)(2)	$13,776,345
Restricted cash and cash equivalents	20,000	—		20,000
Accounts receivable	3,651,310	—		3,651,310
Inventory	3,231,098	—		3,231,098
Prepaid expenses and other current assets	1,743,304	(150,000)	(1)	1,593,304
Total current assets	10,667,892	11,604,165		22,272,057
Property and equipment, net	166,676	—		166,676
Operating lease right-of-use assets, net	758,099	—		758,099
Other assets	39,150	—		39,150
Total assets	$11,631,817	$11,604,165		$23,235,982
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,595,789	$—		$1,595,789
Accrued expenses and other current liabilities	4,210,416	—		4,210,416
Current maturities of long-term debt	36,698	—		36,698
Deferred revenue	34,286	—		34,286
Operating lease liabilities, current	429,350	—		429,350
Total current liabilities	6,306,539	—		6,306,539
Long-term debt	71,601	—		71,601
Related party notes payable	3,848,725	—		3,848,725
Operating lease liabilities	437,411	—		437,411
Warrant liability	25,791	—		25,791
Earnout liability	280,000	—		280,000
Other liabilities	986,044	—		986,044
Total liabilities	11,956,111	—		11,956,111
Stockholders’ equity (deficit):
Common stock, $0.0001 par value	2,864	1,212	(1)	4,076
Additional paid-in capital	46,750,884	13,013,764	(1)(2)	59,764,648
Accumulated deficit	(47,078,042)	(1,410,811)	(2)	(48,488,853)
Total stockholders’ equity (deficit)	(324,294)	11,604,165		11,279,871
Total liabilities and stockholders’ equity (deficit)	$11,631,817	$11,604,165		$23,235,982

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2025

		Pro Forma
	As Filed	Adjustment		Pro Forma
Revenue	$6,457,829	$—		$6,457,829
Cost of revenue	2,818,890	—		2,818,890
Gross profit	3,638,939	—		3,638,939
Operating expenses:
Research and development	1,752,946	—		1,752,946
Selling, general and administrative	3,970,703	—		3,970,703
Total operating expenses	5,723,649	—		5,723,649
Loss from operations	(2,084,710)	—		(2,084,710)
Other expense, net	(8,739,955)	(2,007,478)	(2)	(10,747,433)
Change in fair value of warrant liability	(3,501,079)	596,667	(2)	(2,904,412)
Change in fair value of derivative liability	101,300	—		101,300
Change in fair value of earnout liability	160,000	—		160,000
Interest expense, net	(1,070,289)	—		(1,070,289)
Loss before income tax expense	(15,134,733)	(1,410,811)		(16,545,544)
Income tax expense	2,782	—		2,782
Net loss and comprehensive loss	$(15,137,515)	$(1,410,811)		$(16,548,326)

Net loss per share - basic and diluted	$(0.54)	$0.13		$(0.41)
Weighted-average number of common shares used in computing net loss per common share	27,936,371	12,120,798		40,057,169

(1)    On September 30, 2025, we entered into a Securities Purchase Agreement, (the “Securities Purchase Agreement”), by and between the Company, on the one hand, and certain accredited investors and qualified institutional buyers, led by Sio Capital Management, LLC, on the other hand, (together, the “Purchasers”) for a private placement (the “Private Placement”) of securities. At the closing of the Private Placement (the “Closing”) on October 3, 2025, the Company issued (i) 6,696,715 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) Subscription Warrants (the “Subscription Warrants”) with a term of five years from the initial exercise date to purchase up to an additional 12,120,798 shares of Common Stock; and (iii) 5,424,083 pre‑funded warrants to purchase up to an additional 5,424,083 shares of Common Stock, exercisable any time after its issuance (the “Pre-Funded Warrant” and together with the Subscription Warrant, the “Warrants”, and the Warrants together with the Shares, the “Securities”) (all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”). The purchase price of each Share was $1.50 (the “Per Share Purchase Price”) and the purchase price for each Pre‑Funded Warrant was $1.4999 (the “Per Pre-Funded Warrant Purchase Price”). Both of these amounts were paid by the Purchasers at the Closing. The aggregate gross proceeds to the Company from the Private Placement was approximately $18,180,654.59, before deducting the offering expenses payable by the Company, which expenses consist solely of legal fees and the amounts provided for pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”). The pro forma adjustment reflects the accounting treatment of the Private Placement as if it closed on January 1, 2025.
(2)    On August 26, 2025, we entered into a Warrant Repurchase Agreement (the “Warrant Repurchase Agreement”), pursuant to which the Company repurchased on August 26, 2025 a warrant the (“Yorkville Warrant”) from YA II PN, Ltd. (“Yorkville”) at an aggregate price of $5,000,000. The pro forma adjustment reflects the accounting treatment of paying Yorkville the $5,000,000 on February 26, 2025, in lieu of issuing the Yorkville Warrant.
The pro forma adjustments and resulting adjusted financial statements have not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). As stated above, we have prepared these adjustments to reflect the accounting treatment that would have occurred if (i) the Private Placement had occurred on January 1, 2025 and (ii) Yorkville had been paid the $5,000,000 on February 26, 2025, in lieu of issuing the Yorkville Warrant. We believe that this non-GAAP presentation provides useful information to understand the effect of (i) the Private Placement and (ii) the payment of the $5,000,000 to Yorkville now that they have been completed, and we will be accounting for these changes accordingly in subsequent financial reporting periods. The tables provide a reconciliation to the comparable GAAP financial presentation.